Exhibit 99.2

AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of June, 2012, by and among:

EMBOTELLADORA ANDINA S.A., a corporation organized under the laws of Chile (“Andina”),

THE COCA‑COLA COMPANY, a corporation organized under the laws of Delaware, U.S.A. (“KO”),

COCA‑COLA INTERAMERICAN CORPORATION, a corporation organized under the laws of Delaware, U.S.A. (“Interamerican”),

SERVICIOS Y PRODUCTOS PARA BEBIDAS REFRESCANTES SRL (formerly known as “Coca-Cola de Argentina S.A.”), a corporation organized under the laws of Argentina (“SPBR”),

COCA‑COLA DE CHILE S.A., a corporation organized under the laws of Chile (“CCDC”, and collectively with KO, Interamerican and SPBR hereinafter referred to as the “KO Shareholders”),

INVERSIONES FREIRE S.A. (formerly known as “Inversiones Freire Limitada”), a corporation organized under the laws of Chile (“Freire One”, and collectively with the corporations which may be spun-off from Freire One pursuant to Section 4.2 of this document hereinafter referred to as the “Freire One Group”),

INVERSIONES FREIRE DOS S.A. (formerly known as Inversiones Freire Dos Limitada) a corporation organized under the laws of Chile (“Freire Two”, and collectively with the corporations which may be spun-off from Freire Two pursuant to Section 4.2 of this document hereinafter referred to as the “Freire Two Group”, and the latter together with the Freire One Group hereinafter referred to as the “Freire Group”),

INVERSIONES LOS AROMOS LIMITADA, a limited liability company organized under the laws of Chile (“Los Aromos”, and collectively with the corporations which may be spun-off from Los Aromos pursuant to Section 4.2 of this document hereinafter referred to as the “Aromos Group”, and the latter together with Freire Group hereinafter referred to as the “Majority Shareholders”) (the KO Shareholders and the Majority Shareholders are hereinafter collectively referred to as the “Shareholders” and each individually as a “Shareholder”), and the following individuals, which are the current beneficial owners of the Majority Shareholders as listed in Annex I: José Said Saffie, José Antonio Garcés Silva (senior), Gonzalo Said Handal, Alberto Hurtado Fuenzalida, Patricia Claro Marchant, María Soledad Chadwick Claro, Eduardo Chadwick Claro, María Carolina Chadwick Claro and María de la Luz Chadwick Hurtado (hereinafter collectively referred to as the “Majority Shareholders Partners”).

W I T N E S S E T H:

WHEREAS, on August 12, 1996, Interamerican and Los Aromos, as shareholders of Embotelladoras Coca-Cola Polar S.A. (“Polar”); Inversiones Las Achiras Limitada, Patricia Claro Marchant, María Soledad Chadwick Claro, Eduardo Chadwick Claro, María Carolina Chadwick Claro and María de la Luz Chadwick

Hurtado, as owners of Aromos; and Polar, entered into a Shareholders' Agreement (Convenio de Accionistas) (the “Polar SHA”);

WHEREAS, on September 5, 1996, Andina, TCCC, Interamerican (which subsequently transferred all of its shares issued by Andina to CCDC pursuant to Section 4.1 and 6.3 of the Andina SHA, as defined below), Coca‑Cola de Argentina S.A. (currently named SPBR), Bottling Investment Limited, Freire One and Freire Two entered into a Shareholders' Agreement, as amended on December 17, 1996 (the “Andina SHA”);

WHEREAS, on January 23, 1997, the shareholders of Bottling Investment Limited adopted a resolution providing for the liquidation of Bottling Investment Limited, and on January 24, 1997, as part of such liquidation all of the shares of Andina owned by Bottling Investment Limited were distributed to Interamerican and Coca‑Cola de Argentina S.A. (currently named SPBR);

WHEREAS, on the date hereof, the shareholders meetings of each of Andina and Polar agreed and approved to merge Polar with Andina (the “Merger”), as a consequence of which, subject to the certain conditions precedent and no later than August 31, 2012, Polar will be dissolved and Andina will be the surviving entity;

WHEREAS, upon completion of the Merger, (a) Freire One Group will own 185,706,603 shares of Series A Stock, representing in the aggregate approximately 39.2374% of the outstanding Series A Stock of Andina; (b) Freire Two Group will own 14,300,000 shares of Series A Stock, representing in the aggregate approximately 3.0214% of the outstanding Series A Stock of Andina; and (c) Aromos Group will own 52,989,381 shares of Series A Stock of Andina, representing in the aggregate approximately 11.19598% of the outstanding Series A Stock of Andina (such shares, together with any shares of capital stock or securities or other options or rights convertible into or exchangeable for any shares of such capital stock, or American Depository Shares or other instruments representing such shares of such capital stock, are hereinafter referred to as the “Majority Shareholders Shares”);

WHEREAS, upon completion of the Merger (a) CCDC will own 40,552,802 shares of Series A Stock, representing in the aggregate approximately 8.57% of the outstanding Series A Stock of Andina; (b) SPBR will own 1,410,062 shares of Series A Stock, representing in the aggregate approximately 0.30% of the outstanding Series A Stock of Andina; and (c) Interamerican will own 27,385,380 shares of Series A Stock, representing in the aggregate approximately 5.79% of the outstanding Series A Stock of Andina;

WHEREAS, the parties hereto have determined it to be advisable to amend the terms and conditions of the Andina SHA, to remove Bottling Investment Limited as party, to add the Aromos Group entities as parties, to add certain obligations of the Majority Shareholders Partners, and to make certain other changes and otherwise agree on an amended and restated shareholders' agreement which will govern their rights and obligations as shareholders of Andina following the Merger (i) providing for certain restrictions on the transfer of the Shares (as defined in Article 2) and (ii) providing for certain other matters;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to remove Bottling Investment Limited as party to this Agreement, and further agree as follows:

ARTICLE 1
EFFECTIVE DATE; TERMINATION

1.
Effective Date. This Agreement shall become effective and binding as of the date hereof, except for the provisions set forth in Sections 4.1, 4.3, 4.4, 4.5, 5.1, 5.2(b), 5.2(c), 5.3, 5.4 and 5.7, which shall be binding as of the date the Merger becomes effective and in no event later than August 31, 2012. For the purpose of certifying the effectiveness of the Merger, any party to this Agreement may send a communication to the other parties attaching to such communication a copy of the public deed evidencing that the Merger has become effective (Escritura de Formalización, hereinafter the “Merger Effectiveness Deed”). For the avoidance of doubt, the provisions of the Andina SHA and of the Polar SHA that do not conflict with the provisions of this Agreement which have become effective and binding as of this date shall continue to be binding among the parties thereto until the Merger becomes effective.

2.	Termination.

(a)The rights and obligations of the parties to this Agreement shall terminate if any of the KO Shareholders voluntarily Transfers Shares in a sale to a Person other than KO or a subsidiary of KO, and, as a result of such sale, during the 30 days following such sale KO and its subsidiaries own less than 15.66 million shares of Series A Stock.

(b)The rights and obligations of the parties under Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement and under Article 4 of this Agreement shall terminate if both (i) the Majority Shareholders notify the KO Shareholders in writing that the ownership level of Andina stock held by KO and its subsidiaries has fallen below 4% of the Series A Stock, and (ii) within one year following the receipt of such written notice KO and its subsidiaries fail to restore their ownership of Andina stock to at least such applicable 4% level.

(c)The rights and obligations of the parties under Sections 3.1, 3.2, 3.3 and 3.4 of this Agreement, but only with respect to the nominating of a second director by the KO Shareholders, shall terminate if both (i) the Majority Shareholders notify the KO Shareholders in writing that the ownership level of Andina stock held by KO and its subsidiaries has fallen below 10% of the Series A Stock, and (ii) within one year following the receipt of such written notice KO and its subsidiaries fail to restore their ownership of Andina stock to at least such applicable 10% level. For the avoidance of doubt, during the period indicated in (ii), the obligation of the Majority Shareholders set forth in Section 3.2 shall be suspended. Also, as soon as KO and its subsidiaries restore their ownership of Andina stock to the applicable 10 % level, the obligation of the Majority Shareholders set forth in Section 3.2 shall immediately recover its full enforceability.

ARTICLE 2
CERTAIN DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Bona Fide Offer” shall mean a written offer which the offeree wishes to accept setting forth the bona fide intention of the Person delivering such writing to purchase for cash all or part of the Shares by the offeree and stating in reasonable detail the cash consideration to be paid therefor and the other material terms and conditions of such offer. Any Bona Fide Offer shall be accompanied by a statement of the source of funds to be utilized in the transaction by the Person making the offer, including (where applicable) a commitment letter from an appropriate financial institution in form reasonably acceptable to the parties.

“Brokers Transactions” shall mean brokers' transactions on any exchange or in any over-the-counter market, including brokers' transactions within the meaning of Rule 144 under the Securities Act.

“Business Day” shall mean any day other than a day on which commercial banks in the cities of Atlanta or

New York in the United States of America or in the city of Santiago, Chile, are required or authorized by law to be closed.

“Market Value” (as calculated on a per share basis) shall mean the quotient of the average closing price of the Series A Stock or Series B Stock, as applicable, as reported on the Santiago Stock Exchange (“Bolsa de Comercio de Santiago”) for the twelve-month period ended on the trading date immediately prior to the date of delivery of the notice by the KO Shareholders exercising the Put Right provided in Section 5.1.

“Majority Shareholders Partner Group” shall mean:

(a)	Any of the Majority Shareholders Partners;

(b)	Any of the spouses of the Majority Shareholders Partners;

(c)	Any of the lineal descendants (whether natural or adopted) of any of the Majority Shareholders Partners;

(d)
Any individual who, in circumstances where the transferor at the time of his death did not have a spouse or any lineal descendants, receives shares of the Majority Shareholders by intestacy from (i) a Majority Shareholder Partner, (ii) a lineal descendant (whether natural or adopted) of any of the Majority Shareholder Partners, or (iii) a person who has previously received shares of the Majority Shareholders by intestacy as described in this paragraph (d);

(e)	Any Wholly Owned Subsidiary of any of the foregoing; and

(f)
Any trust formed for the benefit of any the Persons listed in clauses (a), (b), (c) or (d) if one or more Persons listed in clauses (a), (b), (c) or (d) retains full voting and investment power over the assets of such trust.

“Person” shall mean a natural person, partnership, corporation, trust or other legal entity.

“Public Offering” shall mean a widely distributed underwritten public offering of securities pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements thereof.

“Put Event” shall mean (i) the sale of all or substantially all of the assets of Andina or (ii) any merger, consolidation, share exchange, business combination or similar transaction involving Andina as a result of which Andina is not the surviving entity or any reorganization involving any third party in which Andina is not the surviving entity.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Stock” shall mean the Series A shares of capital stock of Andina.

“Series B Stock” shall mean the Series B shares of capital stock of Andina.

“Shares” means any shares of capital stock of Andina, any securities or other options or rights convertible into or exchangeable for any shares of capital stock of Andina, or any American Depository Shares or other instruments representing shares of capital stock of Andina whether or not issued or outstanding on the date hereof; provided that the term “Shares” shall not include any shares of Series B Stock or any American Depository Shares or other instruments representing shares of Series B Stock so long as shares of Series B

Stock do not have voting power which is in any material respect greater than the voting provided as of this date to the Series B Stock.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, pledge, usufructus, hypothecation or deposit into a voting trust of the securities in question.

“Wholly Owned Subsidiary” of a Person shall mean a corporation, entity or other Person all of the securities of which (other than directors' qualifying shares or similar shares) are owned, directly or indirectly, by such Person.

ARTICLE 3
MANAGEMENT

3.1.
Board of Directors. The Shareholders agree that the Board of Directors of Andina shall consist at all times of not more than fourteen incumbent members (with no alternate members). The KO Shareholders shall be entitled to nominate at least two incumbent members to the Board of Directors of Andina.

3.2.
Election of Directors. At every annual meeting and at any special meeting of Shareholders hereafter called for the purpose of electing a director or directors of Andina, the KO Shareholders shall vote all of their Shares in favor of the election of the nominees for directors designated by the KO Shareholders as provided in this Article 3, and the Majority Shareholders shall vote such number of Shares owned, directly or indirectly, by them as may be necessary (after taking into account the Shares voted by the KO Shareholders) to cause the election of such KO nominees.

3.3.
Vacancies. In the event of any vacancy on the Board of Directors occasioned by the death, incapacity, resignation or removal of a director nominated by the KO Shareholders, each Shareholder will vote or cause to be voted all Shares which the Shareholder owns to fill such vacancy with the nominee designated by the KO Shareholders. The Shareholders will take all such action as may be necessary to promptly fill such vacancy, including the calling of a shareholders' meeting.

3.4.
Removal of Directors. If the KO Shareholders, in their sole discretion, determine to remove a director which the KO Shareholders had previously so nominated and so notify the other Shareholder in writing, each Shareholder agrees, promptly to vote or cause to be voted all Shares which the Shareholder owns in favor of the removal of such director.

3.5.	Management of Andina; Board of Directors Action.

(a)The day-to-day administration of Andina's business and affairs shall be conducted by Andina's current management structure under the direction, control and supervision of the Board of Directors of Andina in accordance with the Estatutos Sociales of Andina. Subject to the Chilean Companies Act, the Shareholders agree that the matters indicated in Exhibit 3.5 to this Agreement will require (i) approval by the Board of Directors of Andina at a duly convened Board of Directors meeting, and (ii) the affirmative vote of at least one of the directors nominated by the KO Shareholders at the relevant Board of Directors meeting. Therefore, the Majority Shareholders agree to cause the directors nominated by them to vote against the matters listed in Exhibit 3.5 or withdraw the motion in that regard submitted to approval, unless at least one of the directors nominated by the KO Shareholders votes in favor of the relevant matter.

(b)Furthermore, the Shareholders acknowledge that the Estatutos Sociales of Andina provide for certain notice, quorum and voting requirements for action of the Board of Directors of

Andina and agree not to take any action inconsistent with such provisions.

3.6.	Shareholders' Meetings.

(a)The Shareholders agree that the matters indicated in Exhibit 3.5 to this Agreement will require (i) approval by the shareholders of Andina at a duly convened shareholders' meeting, and (ii) the affirmative vote of all the shares belonging to the KO Shareholders at the relevant shareholders' meeting. Therefore, the Majority Shareholders agree to vote their shares of capital stock of Andina against the matters listed in Exhibit 3.5 or withdraw the motion in that regard submitted to approval, unless the KO Shareholders vote in favor of the relevant matter.

(b)Furthermore, the Shareholders acknowledge that the Estatutos Sociales provide for certain notice, quorum and voting requirements at ordinary and extraordinary shareholders' meetings and agree not to take any action inconsistent with such provisions.

3.7.
Code of Business Conduct. The Majority Shareholders agree (i) that Andina and its subsidiaries shall have in effect at all times a Code of Business Conduct in substantially the form of Exhibit 3.7 and (ii) to cause Andina to take appropriate action to assure that the Code of Business Conduct is adequately communicated to management and all employees of Andina and its subsidiaries.

3.8.	Environmental & Occupational Safety & Health Matters. The Majority Shareholders agree that:

(a)    The operations of Andina and its subsidiaries will be conducted:

(i) in compliance in all material respects with the requirements of all applicable environmental laws, regulations, statutes, ordinances and permit conditions (the “Environmental & Occupational Safety & Health Laws”);

(ii) in accordance in all material respects with all “Environmental, and Occupational Safety & Health Standards” as required by KO in KORE documentations (see attachment), and SLBU published requirements; and

(iii) in a reasonable manner such that the risk of material liability to governmental entities and/or third parties arising from environmental matters is minimized.

(b)    In fulfilling the intent of this Section 3.8, the responsibility for environmental compliance will be assigned to an individual in the management of Andina, whose duties shall include conducting regular environmental and occupational safety and health audits of all production facilities. Each operation must have a responsible for environmental and occupational safety and health. In addition, Andina's General Manager shall notify the Board of Directors of Andina of any material exceptions to environmental and occupational safety and health compliance and ensure that all required corrective actions are initiated and completed as soon as possible. Information of Key Performance Indicators as defined by KO must be accurate and timely submitted by Andina. Andina's operations shall reach targets as defined by KO.

ARTICLE 4
RESTRICTIONS ON TRANSFER

4.1.	Transfer Restriction Generally.

(a)    The rights of the KO Shareholders and the Majority Shareholders to Transfer any Shares are restricted as provided in this Article 4, and no Transfer of Shares by any of the KO Shareholders or the

Majority Shareholders may be effected except in compliance with this Article 4. Any attempted or actual Transfer in violation of this Agreement shall, to the full extent permitted under applicable Chilean laws or regulations, be of no effect and null and void.

(b)    Without complying with the provisions of this Article 4, the KO Shareholders may make Transfers of Shares to KO or to any Wholly Owned Subsidiary of KO (a “KO Permitted Transferee”); provided, however, that (i) any Shares Transferred to any KO Permitted Transferee hereunder shall remain subject to the provisions of this Agreement, and (ii) such KO Permitted Transferee shall agree in writing to be bound by the provisions of this Agreement. Prior to such time as any KO Permitted Transferee holding any Shares shall cease to be a Wholly Owned Subsidiary of KO, such KO Permitted Transferee shall Transfer all Shares then owned by it to the KO Shareholders or to another KO Permitted Transferee. The restrictions set forth in this Article 4 shall terminate upon the occurrence of a Put Event or (x) a change in the direct or indirect ownership of the outstanding voting power or equity interest of any of the Majority Shareholders as a result of which the Majority Shareholders Partner Group owns collectively less than 75% of the outstanding voting power or less than 75% of the outstanding equity interests of any of the Majority Shareholders, or (y) a change in the ownership of the outstanding voting power or equity interests of Andina as a result of which the Majority Shareholders and the Majority Shareholder Permitted Transferees (as defined Section 4.1(c)) own collectively less than 50.1% of the outstanding voting power or less than 25% of the outstanding equity interest of Andina.

(c)    Without complying with the provisions of this Article 4, the Majority Shareholders may make Transfer of Shares to any Wholly Owned Subsidiary of a Majority Shareholder (a “Majority Shareholder Permitted Transferee”); provided, however, that (i) any Shares Transferred to a Majority Shareholder Permitted Transferee hereunder shall remain subject to the provisions of this Agreement and (ii) such Majority Shareholder Permitted Transferee shall agree in writing to be bound by the provisions of this Agreement. Prior to such time as any Majority Shareholder Permitted Transferee holding any Shares shall cease to be a Wholly Owned Subsidiary of a Majority Shareholder, such Majority Shareholder Permitted Transferee shall Transfer all Shares then owned by it to the Majority Shareholders or to another Majority Shareholder Permitted Transferee.

4.2.	Corporate reorganization of Freire One, Freire Two and Los Aromos.

(a)    Freire One, Freire Two and Los Aromos declare that (i) it is the purpose of the four current beneficial owners of each of Freire One and Freire Two to perform a corporate restructuring on each of said corporations, whereby four new corporations will be spun-off from each of Freire One and Freire Two and all of the shares issued by Andina owned by Freire One and Freire Two will be allocated among those four new corporations. As a consequence of this corporate reorganization, each of the current four beneficial owners of Freire One and Freire Two will be separately owners of Andina stock; and (ii) it is the purpose of the current partners of Los Aromos to perform a corporate restructuring on said company, whereby five new corporations will be spun-off from Los Aromos and all of the shares issued by Andina owned by Los Aromos will be allocated among those five new companies, except for the amount of up to 2,987,731 Shares, which may be transferred or allocated as provided in letter (d) below. As a consequence of this corporate reorganization, each of the current partners of Los Aromos will be separately owners of Andina stock.

(b)    Consequently, the Shareholders agree that Freire One, Freire Two and Los Aromos will be entitled to perform the corporate reorganizations and to allocate the shares issued by Andina in the new corporations and companies resulting from such reorganization as described in letter (a) above, provided, however, that (i) the corporate reorganizations and allocation of shares of capital stock of Andina is performed no later than December 31st, 2012; (ii) the new corporations and companies resulting from such reorganization remain exclusively and solely beneficially owned directly or indirectly by Majority Shareholders Partners;

(iii) on the same date and simultaneously with the performance of the corporate reorganization and allocation, each of the corporations and companies resulting from such reorganization agrees to be bound by the terms of this Agreement by signing an adherence letter in the form attached to this Agreement as Exhibit 4.2(b); and (iv) the undertakings of the Majority Shareholders Partners set forth in Section 5.7 of this Agreement shall subsist regarding the relevant corporations and companies resulting from such reorganization.

(c)    For the avoidance of doubt, it is hereby expressly stated that upon the performance of the corporate reorganization of Freire One, Freire Two and Los Aromos, each of the corporations and companies resulting from such reorganization holding Shares will be jointly deemed to be a Majority Shareholder and members as applicable of the Freire One Group, Freire Two Group and Aromos Group, and will have the same rights and obligations that Freire One, Freire Two and Los Aromos currently have under this Agreement, respectively.

(d)    It is further agreed that until no later than December 31st, 2012, Los Aromos will be entitled to freely transfer or allocate up to 2,987,731 Shares. Upon such transfer or allocation, the Shares transferred or allocated shall cease to be subject to the provisions of this Agreement.

4.3.	Right of First Refusal.

(a)    Except as set forth in Section 4.1(b), 4.1(c) or 4.3(e) of this Agreement, if any Shareholder (the “Transferring Shareholder”) receives a Bona Fide Offer from a third party to sell all or any portion of the Shares held by the Transferring Shareholder (the “Offered Shares”) in a transaction not subject to Section 4.4 hereof, then the Transferring Shareholder shall give notice (the “Notice”) of such Bona Fide Offer to purchase the Offered Shares to the other Shareholders (the “Non-Transferring Shareholders”). Such Notice shall contain a copy of the third party's offer and set forth in reasonable detail the terms of the proposed purchase, including: (i) the number of Shares proposed to be Transferred, (ii) the name and address of the proposed purchaser, (iii) the proposed amount and type of consideration, and terms and conditions of payment for such Shares and (iv) that the proposed purchaser has been informed of the rights provided to the Shareholders in this Section 4.3. No Transfer may be made hereunder for a consideration other than cash.

(b)    Upon receipt of the Notice, the Non-Transferring Shareholders shall have the right, for a period of 60 days following the date such Notice is received (or if the KO Shareholders are the Non-Transferring Shareholders, until 15 days after the first meeting of the KO Board of Directors which is held at least 30 days after the date on which the KO Shareholders receive the Notice) (as the case may be, the “Refusal Election Period”), to notify the Transferring Shareholders in writing of the election to purchase all (but not less than all) of the Offered Shares on the terms and conditions set forth in the Notice, with a copy of such election notice to Andina.

(c)    If the Non-Transferring Shareholders timely notify the Transferring Shareholder in writing of the election to exercise the right to purchase all (but not less than all) of the Offered Shares, the purchase, sale and Transfer of the Offered Shares shall take place on a date fixed by the Non-Transferring Shareholders which must be a date within 60 days after the receipt of the Notice. The closing of such purchase shall be affected in accordance with Section 4.5.

(d)    If the Non-Transferring Shareholders fail to timely notify the Transferring Shareholder in writing of the election to exercise the right to purchase all (but not less than all) of the Offered Shares within the Refusal Election Period or, following notification, the Non-Transferring Shareholders shall fail to consummate the purchase of the Offered Shares within the time period set forth in paragraph (c) above (other than a failure to consummate a sale of the Offered Shares which results from the inability or failure of the Transferring Shareholders to transfer good and marketable title to such Offered Shares, a breach by the

Transferring Shareholder of this Agreement or otherwise due to circumstances not reasonably within the control of the Non-Transferring Shareholder), then the Transferring Shareholder shall have the right for a period of 90 days after the termination of the Refusal Election Period (or after the earlier waiver by the Non-Transferring Shareholders of the right to purchase), to transfer the Offered Shares to the third party who made the Bona Fide Offer on terms not less favorable to the Transferring Shareholder than the price per share and the other terms and conditions stated in the Bona Fide Offer. If the Transferring Shareholder fails to consummate the transfer of the Offered Shares prior to the expiration of such 90-day period (or earlier period as set forth immediately above), then prior to any subsequent Transfer of any Shares owned by the Transferring Shareholder, the Transferring Shareholder must comply with the terms of this Agreement and the restrictions on transfer shall again be applicable with respect thereto.

(e)    The provisions of this Section 4.3 shall not apply with respect to (i) Transfers of Shares by any KO Shareholder in accordance with the provisions of Sections 4.1(b) or 5.1 of this Agreement, or (ii) Transfer of Shares by the Majority Shareholders in accordance with the provisions of Section 4.1(c) of this Agreement.

(f)    For purposes of this Section 4.3, (i) if the Transferring Shareholder is a Majority Shareholder, the term Non-Transferring Shareholders shall be deemed to include only the KO Shareholders and (ii) if the Transferring Shareholder is a KO Shareholder, the term Non-Transferring Shareholders shall be deemed to include only the Majority Shareholders.

4.4.	Right of First Offer.

(a)    Except as set forth in Section 4.1(b), 4.1(c) or 4.4(f), if a Shareholder proposes to Transfer all or any portion of its Shares (the “Publicly Offered Shares”) in a Public Offering or in Brokers Transactions, then such Transferring Shareholder shall give notice (the “Public Sale Notice”) of such intention to Transfer the Publicly Offered Shares to the Non-Transferring Shareholders. Such Public Sale Notice shall set forth: (i) the number of Publicly Offered Shares proposed to be transferred; (ii) the price per Share determined in good faith by the Transferring Shareholder on the date of the Public Sale Notice (the “First Offer Price”), (iii) the planned date of such Transfer, and (iv) any other material proposed terms of the Transfer.

(b)    Upon receipt of the Public Sale Notice, the Non-Transferring Shareholders shall have the right, for a period of 60 days following the date such Public Sale Notice is received (or if the KO Shareholders are the Non-Transferring Shareholders, until 15 days after the first meeting of the KO Board of Directors which is held at least 30 days after the date on which the KO Shareholders receive the Public Sale Notice), to notify the Transferring Shareholder of the election to purchase the Publicly Offered Shares at the First Offer Price (the “First Notice Period”). The Public Sale Notice shall constitute an offer to the Non-Transferring Shareholders, which shall be irrevocable during the First Notice Period, to sell to the Non-Transferring Shareholders the Publicly Offered Shares upon the terms provided in this Section 4.4 and the Public Sale Notice.

(c)    If the Non-Transferring Shareholders timely notify the Transferring Shareholder of the election to exercise the right to purchase the Publicly Offered Shares, the purchase, sale and transfer of the Publicly Offered Shares shall take place on a date fixed by the Non-Transferring Shareholders which must be a date within 60 days after the delivery of the election to purchase such Publicly Offered Shares. The closing of such purchase shall be effected in accordance with Section 4.5.

(d)    If the Non-Transferring Shareholders fail to timely notify the Transferring Shareholder of the election to exercise the right to purchase the Publicly Offered Shares within the First Notice Period, or if, following notification, the Non-Transferring Shareholders shall fail to consummate the purchase of the

Publicly Offered Shares within the time period set forth in paragraph (c) above (other than a failure to consummate a sale of the Publicly Offered Shares which results from the inability or failure of the Transferring Shareholder to transfer good and marketable title to such Publicly Offered Shares, a breach by the Transferring Shareholder of this Agreement or otherwise due to circumstances not reasonably within the control of the Non-Transferring Shareholders), then the Transferring Shareholder shall have the right for a period of 90 days after the termination of the First Notice Period (or after the earlier waiver by the Non-Transferring Shareholders of the right to purchase), to Transfer the Publicly Offered Shares at a price not less than 90 percent of the First Offer Price (x) in a Public Offering, subject to Section 4.4(e) or (y) in Brokers Transactions. If the Transferring Shareholder fails to consummate the transfer of the Publicly Offered Shares prior to the expiration of such 90-day period (or earlier period as set forth immediately above) then prior to any subsequent Transfer of any portion of the Transferring Shareholder's Shares, the Transferring Shareholder must comply with the terms of this Agreement and the restrictions on transfer shall again be applicable with respect thereto.

(e)    If the Transferring Shareholder proposes to Transfer Shares in a Public Offering, as near as reasonably practicable to the date of Transfer the Transferring Shareholder shall give notice to the Non-Transferring Shareholders (the “Second Offer”) to sell to the Non-Transferring Shareholders the Publicly Offered Shares at the price per share indicated in good faith and in writing by the lead underwriter or purchaser of such Shares as the estimated offering price therefor (the “Second Offer Price”), provided, however, that no Second Offer need be made if the Second Offer Price would be more than 90 percent of the First Offer Price. Upon receipt of the Second Offer, the Non-Transferring Shareholders shall have the right, for a period of 24 hours (the “Second Offer Period”), to notify the Transferring Shareholder of the election to accept the Second Offer. If the Non-Transferring Shareholders timely notify the Transferring Shareholder of the election to exercise the right to purchase the Publicly Offered Shares, the purchase, sale and transfer of the Publicly Offered Shares shall take place on a date fixed by the Non-Transferring Shareholders which must be a date within 60 days after the receipt of the Second Offer. The closing of such purchase shall be effected in accordance with Section 4.5. If the Non-Transferring Shareholders fail to timely notify the Transferring Shareholder of the election to exercise the right to purchase the Publicly Offered Shares within the Second Notice Period, or if, following notification, the Non-Transferring Shareholders shall fail to consummate the purchase of the Publicly Offered Shares within the time period set forth in this paragraph (e) (other than a failure to consummate a sale of the Publicly Offered Shares which results from the inability or failure of the Transferring Shareholder to transfer good and marketable title to such Publicly Offered Shares, a breach by the Transferring Shareholder of this Agreement or otherwise due to circumstances not reasonably within the control of the Non-Transferring Shareholders), then the Transferring Shareholder shall have the right for a period of 90 days after the termination of the Second Notice Period (or after the earlier waiver by the Non-Transferring Shareholder of the right to purchase), to Transfer the Publicly Offered Shares in a Public Offering. If the Transferring Shareholder fails to consummate the transfer of the Publicly Offered Shares prior to the expiration of such 90-day period (or earlier period as set forth immediately above), then prior to any subsequent Transfer of any Shares, the Transferring Shareholder must comply with the terms of this Agreement and the restrictions on transfer shall again be applicable with respect thereto.

(f)    The provisions of this Section 4.4 shall not apply with respect to (i) Transfer of Shares by any KO Shareholder in accordance with the provisions of Section 4.1(b) or 5.1 of this Agreement, or (ii) Transfer of Shares by the Majority Shareholders in accordance with the provisions of Section 4.1(c) of this Agreement.

(g)    For purposes of this Section 4.4, (i) if the Transferring Shareholder is a Majority Shareholder, the term Non-Transferring Shareholders shall be deemed to include only the KO Shareholders and (ii) if the Transferring Shareholder is a KO Shareholder, the term Non-Transferring Shareholders shall be deemed to include only the Majority Shareholder.

4.5.	Closing Purchase. At the closing of any purchase and sale of Shares by the Shareholders pursuant to this Article 4, (i) the Transferring Shareholder shall Transfer to the Non-Transferring Shareholders the certificates or other documents evidencing the Shares being purchased, together with such duly executed assignments separate from such certificates and other documents or instruments reasonably required by counsel for the Non-Transferring Shareholders to consummate such purchase, and (ii) the Non- Transferring Shareholders shall pay the purchase price in cash. In addition, at the closing of such purchase and sale, (x) the Transferring Shareholder shall deliver to the Non-Transferring Shareholders an executed, written representation, in form and substance reasonable satisfactory to legal counsel for the Non-Transferring Shareholders, that the Transferring Shareholder owns the shares of capital stock of Andina free and clear of all liens and encumbrances and that upon the delivery of such shares of capital stock of Andina, the Non-Transferring Shareholders shall be vested with all of the Transferring Shareholder's right, title and interest in such shares of capital stock of Andina and (y) the Non-Transferring Shareholders shall deliver to the Transferring Shareholder such investment representations as may be reasonably requested for securities law purposes.

ARTICLE 5
COVENANTS; REPRESENTATIONS

5.1.	Put Right.

(a)Upon the occurrence of a Put Event, the KO Shareholders shall have the right (a “Put Right”) to require the Majority Shareholders to purchase all, but not less than all, of the shares of Andina stock owned by them (except as provided in the next sentence) at the Put Price (calculated on a per share basis) as determined in Section 5.1(b). For purposes of this Section 5.1, the Shareholders agree that the shares of Andina stock subject to the Put Right shall include only the Shares currently owned by the KO Shareholders and any additional shares of Andina capital stock acquired by the KO Shareholders through the exercise of their preemptive rights. The KO Shareholders shall give written notice to the Majority Shareholders of their intention to exercise their Put Right within 15 days after the date of the first meeting of the KO Board of Directors which is held at least 30 days after the date upon which the KO Shareholders receive written notice of the determination of the Put Price pursuant to Section 5.1(b).

(b)Upon the occurrence of a Put Event, at the request of the KO Shareholders, the parties shall cause the Put Price to be determined as follows:

(i)    If the shares to be purchased by the Majority Shareholders pursuant to the Put Right are shares of Series A Stock, the Put Price for such shares shall be mutually agreed upon by the KO Shareholders and the Majority Shareholders or, if the KO Shareholders and the Majority Shareholders are unable to agree within thirty days after the request by the KO Shareholders for the determination of the Put Price, the Majority Shareholders, on the one hand, and the KO Shareholders, on the other hand, shall each choose an internationally recognized investment banking firm with experience in the analysis of soft drink businesses, and each of those two firms within 60 days from the date of their engagement shall prepare an appraisal setting forth its determination of the Put Price. If such two firms do not agree on the Put Price and following such determination the KO Shareholders and the Majority Shareholders continue to be unable to agree upon the Put Price within ten days from the expiration of such 60-day term, the two firms shall, in good faith, select a third investment banking firm, which third firm shall be an internationally recognized firm with experience in the analysis of soft drink businesses. The third investment banking firm so selected shall within forty-five days from the date of its engagement prepare an appraisal setting forth its determination of the Put Price, which determination shall be final and binding to the parties. The cost of such investment banking firm(s) shall be borne equally by the KO Shareholders, on the one hand, and the Majority Shareholders, on the other. The KO Shareholders and the Majority Shareholders shall cooperate fully in selecting investment bankers and shall cooperate fully in their determination of the Put Price. If a party fails to select an investment banker or fails to cooperate with such banker as described herein, in either case, within ten days of receipt of a notice specifying such failure to cooperate from the other party or parties, the other party or parties shall, in good faith, cooperate with the investment banker already retained under the terms of this provision or, if not yet retained, select an investment banking firm of its sole discretion, to make a determination of the Put Price, which determination shall be final and binding on the parties. The parties shall instruct the investment banking firm so retained to deliver its written opinion as to the Put Price to the parties within thirty days following the selection of such banker. The Put Price of the shares of Series A Stock shall be the price that a holder of shares of Series A Stock would receive upon the sale of such shares in a transaction under market conditions between a willing seller and a willing buyer as of the date of the request by the KO Shareholders that the Put Price be determined.

(ii)    If the Shares to be purchase by the Majority Shareholders pursuant to the Put Right are shares of Series B Stock, the Put Price shall be the Market Value of such shares of Series B Stock.

(c)If the KO Shareholders shall for purposes of this Agreement consent in writing to a Put Event, such prior written consent shall be deemed to be a waiver of their Put Right for purposes of the transaction as to which written consent has been given; provided, however, that such written consent shall not be deemed to be a waiver of their Put Right for purposes of any other transaction which might be deemed to constitute a Put Event.

5.2.	Amended Option and Custody Agreement.

(a)On September 5, 1996, Freire One, Freire Two, TCCC, Interamerican, Coca‑Cola de Argentina S.A. (currently named SPBR), Citibank, N.A. and Andina, entered into a Stock Purchase Option Agreement and Custody Agreement, as amended on December 17, 1996, pursuant to which Freire One and Freire Two agreed to provide TCCC, Interamerican and Coca‑Cola de Argentina S.A. (currently named SPBR) with a call right relating to Shares held by Freire One and Freire Two and agreed to certain restrictions regarding the transfer of Shares held by Freire One and Freire. In consideration of the execution and delivery by the parties of this Agreement (including the provisions set forth in Article 4 of this Agreement), the parties agree that on the date the Merger becomes effective and concurrently with the execution of the Merger Effectiveness Deed (but in no event later than August 31, 2012) the parties will execute and enter into an amendment to the Stock Purchase Option Agreement and Custody Agreement (the “Amended Option and Custody Agreement”) in substantially the form of Exhibit 5.2, pursuant to which the Majority Shareholders will agree to provide the KO Shareholders with a call right relating to Shares held by the Majority Shareholders and agree to certain restrictions regarding the transfer of Shares held by the Majority Shareholders. For the avoidance of doubt, the Stock Purchase Option Agreement shall continue to be binding among the parties thereto until the Amended Option and Custody Agreement becomes effective.

(b)At least ninety days prior to taking any action with respect to any of the following matters (a “Fundamental Transaction”), the Majority Shareholders and the Majority Shareholders Partners will provide the KO Shareholders with written notice of the intent to take such action:

(i)	the sale of all or substantially all of the assets of Andina;

(ii)	any reorganization, merger, consolidation, share exchange or business combination involving Andina;

(iii)
any change in the direct or indirect ownership of the outstanding voting power or equity interests of any of the Majority Shareholders as a result of which the Majority Shareholders Partner Group owns collectively less than 75% of the outstanding voting power or less than 75% the outstanding equity interests of any of the Majority Shareholders;

(iv)
any change in the direct or indirect ownership of the outstanding voting power or equity interests of Andina as a result of which the Majority Shareholders own in the aggregate less than 50.1% of the outstanding voting power of Andina or less than 25% of the outstanding equity interests of Andina; or

(v)
a stock split, subdivision, stock dividend, extraordinary dividend or dividends or other reclassification, consolidation or combination of Andina's voting securities or any similar action or transaction.

(c)From the date of any request by the KO Shareholders to initiate the Option Exercise Period (as defined in the Amended Option and Custody Agreement) until the closing of the purchase of the Option Shares (as defined in the Amended Option and Custody Agreement) by the KO Shareholders, the Majority Shareholders agree that they (x) will not take, and will not vote their shares of Andina stock in favor of, any action with respect to any Fundamental Transaction and (y) will cause Andina to carry on its business in the ordinary course.

5.3.
Preemptive Rights. The KO Shareholders reserve their rights, to the full extent permitted under applicable Chilean laws and regulations, to maintain their pro rata share ownership of Series A Stock, Series B Stock or other capital stock through the exercise of preemptive rights. If Andina issues additional shares of capital stock to existing shareholders in a preemptive rights offering (a “Preemptive Rights Offering”), the Majority Shareholders agree that they will not vote the Majority Shareholder Shares in favor of, or permit, the setting of a price for any shares of capital stock which may be offered to third parties (even if such shares are to be acquired in a transfer on a stock exchange) which is lower than the price at which shares of capital stock were offered to the KO Shareholders in the Preemptive Rights Offering without the prior written consent of the KO Shareholders.

5.4.	Provision of Certain Information. The Majority Shareholders agree to cause Andina to provide the KO Shareholders with the following:

(a)    such information and calculations as to permit each of them to meet its planning, accounting, tax and regulatory requirements (including the U.S. Foreign Corrupt Practices Act, if applicable, and any similar Chilean laws), and shall conduct its affairs in such manner as to permit each of them to comply with such laws, it being understood that, except to the extent required to comply with such laws, Andina will not be required to change its existing accounting practices;

(b)    monthly unaudited USD an CLP consolidated and by operation financial statements (including net revenues, cost of goods sold, operational expenses, operating income, cash operating profit, other non-operational expenses and income, net income and unit cases) prepared in accordance with Chilean international financial reporting standards (“IFRS”), consistently applied, and reconciled to U.S. generally accepted accounting principles, as soon as practicable but not later than 30 days after the end of each quarter;

(c)    monthly physical and unit case sales each categorized into KO and non-KO brands as soon as practicable but not later than 30 days after the end of each quarter;

(d)    annual USD and CLP audited consolidated and by operation financial statements prepared in accordance with IFRS, consistently applied, and reconciled to U.S. generally accepted accounting principles, as soon as practicable but not later than 50 days after the end of each fiscal year;

(e)    for Andina and each of its subsidiaries, annual CLP audited financial statements prepared in accordance with IFRS, consistently applied, and reconciled to U.S. generally accepted accounting principles, as soon as practicable but not later than 50 days after the end of each fiscal year;

(f)    copies of the annual tax returns as filed for Andina and each of its subsidiaries as soon as practicable but not later than 120 days after the end of each fiscal year;

(g)    USD and CLP budget (including net revenues, cost of goods sold, operational expenses, operating income, cash operating profit, other non-operational expenses and income, net income and unit cases) on a consolidated and by operation basis by month for the next fiscal year prepared in accordance with IFRS, consistently applied, and reconciled to U.S. generally accepted accounting principles, on a preliminary basis in October of each year and finalized in December of each year;

(h)    USD and CLP budget (including net revenues, cost of goods sold, operational expenses, operating income, cash operating profit, other non-operational expenses and income, net income and unit cases) on a consolidated basis and by operation by year for the next three fiscal years prepared in accordance with IFRS, consistently applied, in May of each year;

(i)    the actual and budgeted information set forth in Exhibit 5.4(i) in accordance with KO's regular submission schedule regarding such information (with no more than a one-month submission lag);

(j)    the information set forth in Exhibit 5.4(j) in accordance with KO's regular submission schedule; and

(j)    information on impairment tests for intangibles of indefinite life, as may be requested by KO from time to time.

The Majority Shareholders agree to cause Andina to cooperate in providing to the KO Shareholders on a timely basis such information as they may reasonably request in order to permit the KO Shareholders to reconcile to U.S. generally accepted accounting principles any amounts described above which are prepared in accordance with IFRS.

5.5.	Representations and Warranties. Each party hereto represents and warrants to each other party hereto as follows:

(a)Such party has all requisite power and capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by such party of its obligations hereunder have been duly authorized by all necessary action on behalf of such party. This Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms.

(b)The execution, delivery and performance of this Agreement by such party will not result in (i) any conflict with the articles of incorporation, bylaws or other organization documents or trust agreement (in each case, if applicable) of such party, (ii) any breach or violation of or default by such party under any statute, law, rule or regulation of any governmental authority, or any judgment, decree, order or any mortgage, deed of trust, indenture, agreement or other instrument to which such party is a party or by which any of its assets may be bound, or (iii) except as contemplated hereby, the creation or imposition of any lien or encumbrance on any of such party's assets or properties or any restriction on the ability of such party to consummate the transactions contemplated by this Agreement.

5.6.
Liability of the Majority Shareholders. The Majority Shareholders agree and undertake for the benefit of the KO Shareholders that under this Agreement they shall be deemed to be a single party and that therefore the fulfillment of their obligations under this Agreement is indivisible, being jointly and severally liable for the breach of such obligations. The KO Shareholders hereby accept the joint and several liability of the Majority Shareholders.

5.7.
Undertakings of the Majority Shareholders Partners. Each Majority Shareholders Partner executes this Agreement to provide for an intuito personae contractual relationship with the KO Shareholders, and further agrees and undertakes for the benefit of the KO Shareholders that they will (i) cause the respective Majority Shareholders legal entity, as applicable, to comply and perform with their obligations under this Agreement, and (ii) give the prior notice indicated in Section 5.2(b).

ARTICLE 6
MISCELLANEOUS

6.1.
Effect of Reorganization, Etc. The purchase price per Share and similar provisions in this Agreement shall be equitably adjusted to reflect any stock split, subdivision, stock dividend, extraordinary dividend or dividends or other reclassification, consolidation or a combination of Andina´s voting securities or any similar action or transaction which occurs after the date of this Agreement.

6.2.
Entire Agreement; Amendment. This Agreement and the Amended Option and Custody Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and negotiations and oral understandings relating to the subject matter hereof; provided that this provision is not intended to abrogate any other written agreement between the parties executed contemporaneously with or after this agreement; and provided further that neither this Agreement nor the Amended Option and Custody Agreement is intended to amend or modify any of the terms or provisions of any of the bottlers' agreements between KO and Andina or any of the subsidiaries of Andina. In the event of any conflict or inconsistency between the terms of this Agreement or the Amended Option and Custody Agreement with the terms of any such bottlers' agreements with respect to the subject matter governed by such bottlers' agreements, the terms of such bottlers' agreement shall control. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

6.3.
Successors and Assignees. This Agreement and the rights of a party hereunder may not be assigned, and the obligations of a party hereunder may not be delegated, in whole or in part, without the prior written consent of all other parties hereto, except that the rights and obligations of the KO Shareholders may be assigned or delegated to KO or to any subsidiary of KO, provided that such assignment shall not relieve the assignor of its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

6.4.
Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of injunctions, in order to enforce specifically the provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

6.5.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

6.6.
Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the interpretation hereof.

6.7.
Modification and Waiver. Any rights arising under this Agreement may be waived in writing by the party holding the same. No waiver of any right arising under this Agreement shall be deemed to or shall constitute a waiver of any other right hereunder (whether or not similar).

6.8.
Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by e-mail evidenced by electronic proof of transmission or sent by registered or certified mail or by any express mail service, postage and fees prepaid:

If to Andina:        Av. El Golf 40, floor 4, Las Condes, Santiago, Chile
Attention:     General Counsel
(currently Jaime Cohen Arancibia)
E-mail: jcohena@koandina.com

With a copy to:        Av. El Golf 40, floor 20, Las Condes, Santiago, Chile
Attention: Juan Francisco Gutiérrez Irarrázaval
E-mail: jfgutierrez@philippi.cl

If to any of the
KO Shareholders:    Coca-Cola Latin America
Rubén Darío #115
Col. Bosque de Chapultepec
México, D.F., C.P. 11580
Mexico
Attention: President Latin America Group
(currently Mr. José Octavio Reyes L.)
E-mail: joreyes@coca-cola.com

With a copy to:        Coca-Cola Latin America
Rubén Darío #115
Col. Bosque de Chapultepec
México, D.F., C.P. 11580
Mexico
Attention: General Counsel Latin America Group
(currently Mr. Rodrigo W. Caracas)
E-mail: rcaracas@coca-cola.com

And to:

Av. Andrés Bello 2711, floor 19,
Las Condes, Santiago, Chile
Attention: Francisco Javier Illanes Munizaga
E-mail: fjillanes@cariola.cl

If to the Majority
Shareholders:        Av. El Golf 99, floor 9, Las Condes, Santiago, Chile
Attention: Madeline Hurtado Berger, Pamela Hurtado Berger, Cristián Alliende Arriagada and Arturo Majlis Abala
E-mail: amajlis@grasty.cl

Av. El Golf 99, suite 801, Las Condes, Santiago, Chile
Attention: José Antonio Garcés Silva (senior) and José Antonio Garcés Silva (junior)
E-mail: josegarces@sanandres.cl

Av. Andrés Bello 2687, floor 20,
Las Condes, Santiago, Chile
Attention: José Said Saffie and Salvador Said Somavía
E-mail: ssaid@caburga.cl

Av. El Golf 40, suite 804, Las Condes, Santiago, Chile
Attention: Gonzalo Said Handal
E-mail: gsh@newport.cl

With a copy to:        Magdalena 140, 20th floor, Las Condes, Santiago Chile
Attention: Arturo Majlis Albala
E-mail: amajlis@grasty.cl

Av. El Golf 150, floor 18, Las Condes, Santiago, Chile
Attention: Eugenio Guzman Espinosa
E-mail: eguzman@pgb.cl

Glamis 3296,Las Condes, Santiago, Chile
Attention: José Domingo Eluchans Urenda
E-mail: jdeu@idelpa.cl

Av. Apoquindo 3721, floor 14, Las Condes
Attention: Felipe Larraín Tejeda
E-mail: flarrain@claro.cl

And to:
Avenida Nueva Tajamar 481, Torre Sur, floor 4
Attention: Eduardo Chadwick Claro
E-mail: edchadwick@errazuriz.cl

With a copy to:        Bandera 206, floor 7, Santiago
Attention: Alfredo Alcaíno de Esteve
E-mail: alcainod@arys.cl

Or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered personally or by e-mail or by mail in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.

6.9.
Legends. Upon the execution of this Agreement, the parties hereto shall cause each and every certificate representing Shares owned by each Shareholder to bear on its face in conspicuous type and in both the English and Spanish languages the following legends.

The shares represented by this certificate, including their Transfer and any arrangements or agreements with respect to their voting, are subject to the terms and conditions of Andina's Estatutos Sociales and that certain Amended and Restated Shareholder's Agreement dated as of 25 of June, 2012 by and among certain shareholders of Andina, a copy of which is on file at the main office of Andina. Any sale, assignment, transfer, gift, pledge, encumbrance, or other disposition and any arrangement or agreement with respect to the voting of the shares represented by this certificate not in conformity with said Estatutos Sociales and the Amended and Restated Shareholders' Agreement shall, to the full extent permitted under applicable Chilean laws or regulations, be invalid.

If such legends cannot be practically placed on the face of such certificate, such legends shall be set out in conspicuous type on the back of the certificate, and notice thereof shall be given in conspicuous type on the front. The parties hereto agree that each and every certificate representing shares of capital stock of Andina issued hereafter to each Shareholder or acquired by a Shareholder shall be subject to this Agreement and the stock certificates representing such shares shall have endorsed thereon the above legends. The parties agree to file a copy of this Agreement with Andina, that a notary public will carry out such filing and that Andina may be required by any KO Shareholder to make annotations in the shareholders' registry of Andina regarding this Agreement and the restrictions imposed by shares owned by the Shareholders.

6.10.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

6.11.
Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental authority by reason of such party's having or being deemed to have structured or drafted such provision.

6.12.
No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies.

6.13.	Consent to Jurisdiction.

(a)    Each of the parties hereby irrevocable consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (for purposes of this Section a “Legal Dispute”) may be brought to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, New York, United States of America or, in the event (by only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in the City of New York, New York, United States of America.

(b)    Each of parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding referred to in Section 6.13(a), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. The Majority Shareholders hereby irrevocably appoint CT Corporation System (the “Agent for Service”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action, suit or proceeding. Such service may be made by mailing or delivering a copy of such process to such Person in case of the Agent for Service at the address of the Agent for Service in the State of New York, United State of America, and the Majority Shareholders hereby irrevocably authorize and direct the Agent for Service to accept such service on its behalf.

(c)Each party hereto agrees that a final judgment in any legal action, suit or proceeding described in this Section 6.13 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.14.
Translations. This Agreement has been executed, and all amendments, supplements, modifications or replacements hereto shall be made, in the English language. This Agreement may be translated into the Spanish language for convenience of one or more of the parties hereto, provided that in case of discrepancies the English version shall prevail in all cases.

6.15.
Other Restrictions. The provisions of this Agreement shall be in addition to and not in lieu of any and all restrictions on the Transfer of the shares of capital stock of Andina which arise from applicable laws and any other restrictions on Transfers agreed to by or among the parties hereto.

6.16.	“Including”. Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

6.17.	References. Whenever reference is made in this Agreement to any Article or Section, such reference shall be deemed to apply to the specified Article or Section of this Agreement.

6.18.
Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day first above written.

THE COCA-COLA COMPANY

By: /s/ Christopher P. Nolan__
Name: Christopher P. Nolan__
Title: _Vice President and Treasurer

COCA-COLA INTERAMERICAN CORPORATION

By: /s Alejandro del Basto____
Name: Alejandro del Basto____
Title: _Attorney_____________

SERVICIOS Y PRODUCTOS PARA BEBIDAS REFRESCANTES SRL

By: /s Alejandro del Basto____
Name: Alejandro del Basto____
Title: _Attorney_____________

COCA-COLA DE CHILE S.A.

By: /s/ Alejandro del Basto__
Name: Alejandro del Basto
Title: Attorney

By: /s/ Sylvia Chamorro__
Name: Sylvia Chamorro__
Title: Attorney_________

EMBOTELLADORA ANDINA S.A.

By: /s/ Gonzalo Said________
Name: _Gonzalo Said________
Title: __Member of the Board_

By: /s/ Miguel Angel Peirano__
Name: Miguel Angel Peirano__
Title: __Executive Vice President

INVERSIONES FREIRE S.A.

By: /s/ Jose Antonio Garces Silva
Name: Jose Antonio Garces Silva
Title: _Attorney-in-Fact________

By: /s/ Jose Said Saffie________
Name: Jose Said Saffie________
Title: _Attorney-in-Fact_______

INVERSIONES FREIRE DOS S.A.

By: /s/ Jose Antonio Garces Silva
Name: Jose Antonio Garces Silva
Title: Attorney-in-Fact_______

By: /s/ Jose Said Saffie________
Name: Jose Said Saffie________
Title: _Attorney-in-Fact______

/s/ José Said Saffie________________________
JOSÉ SAID SAFFIE

/s/ José Antonio Garcés Silva (Senior)_________
JOSÉ ANTONIO GARCÉS SILVA (SENIOR)

/s/ Gonzalo Said Handal____________________
GONZALO SAID HANDAL

/s/ Alberto Hurtado Fuenzalida_______________
ALBERTO HURTADO FUENZALIDA

INVERSIONES LOS AROMOS LIMITADA

By: /s/ Eduardo Chadwick______________
Name: Eduardo Chadwick_____________
Title: __Attorney_____________________

By: /s/ Andres Herrera_________
Name: Andres Herrera__________
Title: _Attorney_______________

/s/ Patricia Claro Marchant_____________
PATRICIA CLARO MARCHANT

/s/ Maria Soledad Chadwick Claro________
MARÍA SOLEDAD CHADWICK CLARO

/s/ Eduardo Chadwick Claro______________
EDUARDO CHADWICK CLARO

/s/ Maria Carolina Chadwick Claro_________
MARÍA CAROLINA CHADWICK CLARO

/s/ Maria de la Luz Chadwick Hurtado________
MARÍA DE LA LUZ CHADWICK HURTADO

Annex I
Majority Shareholders Partners

•	José Said Saffie

•	José Antonio Garcés Silva (senior)

•	Gonzalo Said Handal

•	Alberto Hurtado Fuenzalida

•	Patricia Claro Marchant

•	María Soledad Chadwick Claro

•	Eduardo Chadwick Claro

•	María Carolina Chadwick Claro

•	María de la Luz Chadwick Hurtado